                                                                           FINAL


                            ASSET PURCHASE AGREEMENT


                                     BETWEEN


                          XSTRATA ALUMINUM CORPORATION


                                       AND


                             BERKELEY ALUMINUM, INC.



                                   DATED AS OF


                                 MARCH 31, 2000

                            ASSET PURCHASE AGREEMENT

         THIS ASSET PURCHASE AGREEMENT (together with the Schedules and Exhibits hereto, the "Agreement") dated as of March 31, 2000 is entered into by and between Xstrata Aluminum Corporation, a Delaware corporation (the "Seller") and Berkeley Aluminum, Inc., a Delaware corporation (the "Buyer").

                                    RECITALS:

         1. Alumax of South Carolina, Inc., a Delaware corporation ("ASC"), Buyer and Seller (successor by merger to Glencore Primary Aluminum Company, LLC ("GPAC")) are (i) owners of an aluminum smelter and ancillary facilities in Berkeley County, South Carolina, (ii) partners in Mt. Holly Aluminum Company, a general partnership under South Carolina law which operates the smelter and ancillary facilities, and (iii) members in the Mt. Holly Commerce Park LLC that owns certain real property adjacent to the smelter (the foregoing assets, facilities and land so described are collectively referred to as the "Assets"); and

         2. The rights and interests of the parties as owners are set forth in an Amended and Restated Owners Agreement dated as of January 26, 1996 among ASC, Buyer and Seller's predecessor GPAC, as amended by First Amendment to the Amended and Restated Owners Agreement dated as of January 26, 1996 and by Amendment Agreement effective June 15, 1998 (the "Owners Agreement"); and

         3. Seller desires to sell, convey and assign to Buyer, and Buyer desires to purchase from Seller, all right, title and interest of Seller in the Assets and in connection therewith Buyer is willing to assume certain specified liabilities of Seller related thereto, all upon the terms and subject to the conditions set forth in this Agreement.

                  NOW THEREFORE, in consideration of the premises and the mutual agreements and covenants hereinafter set forth, and intending to be legally bound hereby, Seller and Buyer hereby agree as follows:

                                    ARTICLE I
                                   DEFINITIONS

         Unless otherwise defined herein, any term used herein that is a defined term in the Owners Agreement has the meaning specified in the Owners Agreement. In addition to the other terms defined herein, the following definitions are set forth in the Sections specified below and will apply throughout this Agreement:

                DEFINITION                                 SECTION
                ----------                                 -------
                Accountant.                                Section 3.3.

                Affiliate.                                 Section 11.1.

                Alumina Supply Agreement.                  Section 2.2.

                ASC.                                       Recital 1.

                Assets.                                    Recital 1.

                Assumed Liabilities.                       Section 2.4.

                Buyer.                                     First Paragraph.

                Claims.                                    Section 4.8.

                Closing.                                   Section 10.1.

                Closing Working Capital Statement.         Section 3.3.

                Closing Date.                              Section 10.1.

                Effective Time.                            Section 10.1.

                Environmental Laws.                        Section 2.4.

                Excluded Assets.                           Section 2.3.

                Excluded Liabilities.                      Section 2.4.

                GPAC.                                      Recital 1.

                Hazardous Material.                        Section 2.4.

                HSR Act.                                   Section 4.4.

                Indemnified Party.                         Section 11.5.

                Indemnifying Party.                        Section 11.5.

                Liens.                                     Section 4.7.

                Loss.                                      Section 11.1.

                Net Working Capital.                       Section 3.3.

                Owners Agreement.                          Recital 2.

                Purchased Assets.                          Section 2.1.

                Purchase Price.                            Section 3.1.

                Reference Working Capital Statement.       Section 3.3.



                Representatives.                           Section 7.2.

                Seller.                                    First Paragraph.

                Third Party Claim.                         Section 11.5.


                Threshold.                                 Section 11.3.


                                   ARTICLE II
                           SALE AND PURCHASE OF ASSETS

         2.1 Transfer of Assets. On the terms and subject to the conditions of this Agreement, Seller agrees to sell, convey, assign, transfer and deliver to Buyer, and Buyer agrees to purchase and accept from Seller, at the Closing all of the Seller's right, title and interest in the Assets (the "Purchased Assets"), but excluding certain assets described in Section 2.3 hereof (the "Excluded Assets").


         2.2 Purchased Assets. Subject to the provisions of Section 2.3 hereof, the Purchased Assets specifically include the following:


         (a) Seller's 23% Interest. Seller's 23% Interest as an Owner, including, without limitation, Seller's entire interest (i) as a tenant in common of the Plant and the Jointly-Owned Personalty and (ii) as a partner in the Operating Partnership.

         (b) Interest in Mt. Holly Commerce Park. Seller's entire interest in Mt. Holly Commerce Park, LLC.

         (c) Net Working Capital. All current assets of Seller included in Seller's Net Working Capital.

         (d) Alumina Supply Agreement. All of Seller's interest in that Alumina Supply Agreement, dated as of 26 June,1996, between Glencore AG and Seller's predecessor GPAC (the "Alumina Supply Agreement").

         2.3 Excluded Assets.  The Excluded Assets are the following:

         (a) Name. The name Xstrata alone or in conjunction with any other words.

         (b) Personal Property Disposed Of. All tangible personal property of Seller disposed of or consumed through the Effective Time in the ordinary course of business of Seller or with the prior written consent of Buyer.

         (c) Certain Records. Minute books and stock books of Seller or any of its predecessors in interest.

         (d) Insurance. All rights to insurance proceeds, except to the extent relating to a liability assumed by Buyer pursuant to this Agreement.

         (e) Rights Under This Agreement. To avoid doubt, all rights of Seller under this Agreement, including, without limitation, the Purchase Price to be paid by Buyer at Closing.

2.4      Liabilities.

         (a) Excluded Liabilities. The Purchased Assets will be sold and conveyed to Buyer free and clear of, and Seller will retain sole responsibility for, any and all obligations and liabilities of Seller (except those expressly assumed by Buyer pursuant to Section 2.4(b) below), including, without limitation, the following liabilities:

                  (i) loans payable to Xstrata AG (US$63,276,424 as of the Reference Working Capital Statement); and

                  (ii) loans payable to Glencore AG (US$4,700,000 and US$3,120,236 as of the Reference Working Capital Statement); and

                  (iii) those accruing under the Alumina Supply Agreement; and

                  (iv) liabilities and obligations, if any, under Environmental Laws arising or incurred prior to the Effective Time related to the Purchased Assets (except to the extent that claims based upon such liabilities and obligations are made after March 31, 2010); and

                  (v) except as otherwise expressly provided herein, all taxes now or hereafter owed by Seller (collectively, the "Excluded Liabilities").

         (b) Assumed Liabilities. On the terms and subject to the conditions of this Agreement, Buyer at Closing will assume and agree to pay, perform and discharge when due, the following liabilities:

                  (i) any and all liabilities, debts and obligations of Seller to the Operating Partnership (including, without limitation, the March 31 Payable as defined in that certain April 7, 2000 letter from Xstrata AG to Century Aluminum Company), and

                  (ii) all liabilities, debts and obligations accruing from and after the Effective Time related to the Owners Agreement and the Alumina Supply Agreement, and

                  (iii) all current liabilities included in calculating Net Working Capital as provided in Section 3.3 below, and

                  (iv) any liabilities and obligations under Environmental Laws arising or incurred from or after the Effective Time related to the Purchased Assets or the Owners Agreement; (collectively, the "Assumed Liabilities").

         The term "Environmental Law" means any law, and any legally binding judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree or judgment, relating to pollution or protection of the environment, health, safety or natural resources, including, without limitation, those relating to the use, handling, transportation, treatment, storage, disposal, release or discharge of Hazardous Materials. The term "Hazardous Material" means petroleum and petroleum products, by-products or breakdown products, radioactive materials, asbestos-containing materials, polychlorinated biphenyls ("PCB" or "PCBs") and any other chemicals, materials or substances, in each case and to the extent regulated under any applicable Environmental Law.

                                  Article III
                          PURCHASE PRICE AND ADJUSTMENT

         3.1 Purchase Price. Subject to the adjustment provided in Section 3.3, the purchase price (the "Purchase Price") for the Purchased Assets will be Ninety-Five Million US Dollars (US$95,000,000.00).

         3.2 Payment of Purchase Price. At the Closing, the Purchase Price plus reimbursement to Seller of all payments made to the Operating Partnership after March 31, 2000 (less accounts receivable, if any, included in Net Working Capital and collected by Seller after March 31, 2000), will be paid by Buyer to Seller by wire transfer in immediately available funds to the accounts heretofore designated by Seller in a written notice to Buyer.

         3.3 Net Working Capital Adjustment. The Purchase Price shall be subject to adjustment after the Closing as specified in this Section 3.3:


                  (a) As promptly as practicable, but in any event within 30 calendar days following the Closing, Seller shall cause the preparation of, and deliver to Buyer, a working capital statement of Seller's current assets and liabilities as of the Effective Time (the "Closing Working Capital Statement"), which shall reflect the results of Seller's operations through the Effective Time, but exclude the receipt of the Purchase Price. Attached to this Agreement as Schedule 3.3 is a working capital statement of Seller's current assets and liabilities as of December 31, 1999 (the "Reference Working Capital Statement"), such Reference Working Capital Statement was prepared on a basis consistent to that applied by Seller previously in its accounts, disregards the loans to Xstrata AG and Glencore AG referred to in Section 2.4(a)(i) and (ii) above and also disregards any accounts receivable or payable between Seller and the Operating Partnership and cash, but includes all of Seller's trade receivables, trade payables, alumina inventory and the accrued liability for the Operator's management fee. The Closing Working Capital Statement shall be prepared on a basis consistent with the Reference Working Capital Statement and a certificate to that effect by Seller shall be delivered to Buyer with the Closing Working Capital Statement.

         (b) For the purposes of this Agreement, the term "Net Working Capital" means trade receivables plus alumina inventory minus trade payables and minus accrued liabilities for the Operator's management fee and also disregards the loans to Xstrata AG and Glencore AG referred to in
         Section 2.4(a)(i) and (ii) above and also disregards any accounts receivable or payable between Seller and the Operating Partnership and cash, which shall be retained by Seller. For example, the Net Working Capital in the Reference Working Capital Statement is US$7,737,636.60 (excluding the Xstrata and Glencore loans payable and any accounts receivable or payable between Seller and the Operating Partnership and cash) but including all of Seller's trade receivables, trade payables, alumina inventory and the accrued liability for the Operator's management fee.

         (c) If Net Working Capital in the Closing Working Capital Statement exceeds Eight Million US Dollars (US$8,000,000.00), Buyer shall remit such excess by wire transfer in immediately available funds to Seller within 10 business days after delivery of the Closing Working Capital Statement. If Net Working Capital in the Closing Working Capital Statement is less than US$8,000,000.00, Seller shall remit the difference by wire transfer in immediately available funds to Buyer within 10 business days after delivery of the Closing Working Capital Statement.

         (d) If Buyer disputes the calculation of Net Working Capital in the Closing Working Capital Statement, it shall deliver written notice of dispute to Seller within 10 business days after delivery of the Closing Working Capital Statement. If Buyer and Seller, with the assistance of their respective independent auditors, cannot satisfactorily resolve the dispute within 30 days, Buyer may then, within 10 additional business days, refer the dispute to an internationally recognized accounting firm (the "Accountant") that is independent of, and will be selected by, both Seller and Buyer. Each of Seller and Buyer are entitled to present its position to the Accountant. The decision of the Accountant shall be rendered as soon as practicable and shall be binding on both Seller and Buyer. If the Accountant determines that additional money should be due to Buyer, the Accountant's fees shall be paid by Seller. Otherwise, the Accountant's fees shall be paid by Buyer. All amounts due shall be paid within 10 business days after receipt of the Accountant's decision.

         3.4 Allocation of Purchase Price. The Purchase Price shall be allocated among the Purchased Assets in accordance with Exhibit A attached hereto.


         3.5 Intentionally Omitted.

                                   Article IV
                    REPRESENTATIONS AND WARRANTIES OF SELLER

Seller represents and warrants to Buyer as follows:

         4.1 Organization and Good Standing; Governing Documents. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Seller has all requisite power and authority to own the Purchased Assets and to conduct the operations of its business as presently conducted.

         4.2 Authority; Enforceability. Seller has all requisite power and authority to execute and deliver this Agreement and to perform the transactions contemplated hereby. The execution, delivery and performance of this Agreement have been duly and validly authorized by all necessary action on the part of Seller. This Agreement has been duly executed and delivered by Seller and constitutes a valid and binding obligation of Seller, enforceable against Seller in accordance with its terms.

         4.3 No Conflict or Breach. The execution, delivery and performance of this Agreement do not and will not:

         (a) conflict with or constitute a violation of the Articles of Incorporation or Bylaws of Seller;

         (b) conflict with or constitute a violation of any law, statute, judgment, order, decree or regulation of any legislative body, court, administrative agency, governmental authority or arbitrator applicable to or relating to Seller or the Purchased Assets;



         (c) conflict with, constitute a default under, result in a breach or acceleration of or, except as set forth on Schedule 4.3, require notice to or the consent of any third party under any contract, agreement, commitment, mortgage, note, license or other instrument or obligation to which Seller is party or by which it is bound or by which the Purchased Assets are affected; or



         (d) result in the creation or imposition of any lien, charge or encumbrance of any nature whatsoever on any of the Purchased Assets.


         4.4 Governmental Consents and Approvals. The execution, delivery and performance of this Agreement by Seller do not and will not require any consent, approval, authorization or other order of, action by, filing with or notification to any governmental authority except (a) as described in Schedule
4.4 attached hereto and (b) the requirements of the Hart Scott Rodino Antitrust Improvements Act of 1976, as amended ("HSR Act").

         4.5 Working Capital Statements. Seller has previously delivered to Buyer the Reference Working Capital Statement as of December 31, 1999. The Reference Working Capital Statement

         (a) is in accordance with the books and records of Seller;

         (b) presents fairly the current assets and liabilities of Seller as of the date thereof; and


         (c) is prepared on a basis consistent to that applied by Seller previously in its accounts, disregards the loans to Xstrata AG and Glencore AG referred to in Section 2.4(a)(i) and (ii) above and also disregards any accounts receivable or payable between Seller and the Operating Partnership and cash, but includes all of Seller's trade receivables, trade payables, alumina inventory and the accrued liability for the Operator's management fee.

         4.6 Books and Records. The books and records of Seller relating to the Purchased Assets are true, accurate and complete and have been maintained in accordance with International Accounting Standards applied on a consistent basis.

         4.7 Title. Subject to the Owners Agreement, Seller has good and marketable title to all of the Purchased Assets, free and clear of any liens, encumbrances, claims, security interests, mortgages or pledges of any nature (collectively, "Liens") other than the Permitted Exceptions listed on Schedule C to the title of Seller as recorded in Berkeley County, South Carolina and updated as provided in the title search delivered to the parties in March 2000.

         4.8 Litigation. There are no pending or, to the knowledge of Seller, threatened claims, actions, suits, arbitration proceedings, inquiries, hearings, injunctions or investigations ("Claims") against Seller or the Purchased Assets.

         4.9 Brokers. No finder, broker, agent or other intermediary has acted for or on behalf of Seller in connection with the negotiation or consummation of this Agreement, and there are no claims for any brokerage commission, finder's fee or similar payment due from Seller.

         4.10 Alumina Inventory. The Alumina inventories set forth on the Reference Working Capital Statement reflect historical inventory valuation of Seller at the lower of cost or market. Such inventories are usable or saleable in the ordinary course.

         4.11 No Breach. Seller is not in breach of, and has no knowledge that any other party thereto is in material breach of, the Owners Agreement, the Alumina Supply Agreement or any other material agreement to which it is a party or pursuant to which any of the Purchased Assets are bound.

         4.12 Taxes. Seller has filed all tax returns with respect to the conduct of its business or the Purchased Assets required to be filed on or before the Closing Date and has paid all taxes due and owing. There are no audits with any federal, state or local taxing authority related to the business or the Purchased Assets, pending or to Seller's knowledge threatened.

         4.13 Compliance with Laws. Seller is in compliance in all material respects with laws applicable to its business or, to Seller's knowledge, the Purchased Assets; it being understood and agreed that ASC not Seller is and has been the Operator of the Plant throughout the entire time period that Seller had any interest in the Plant.


         4.14 Disclosure; As Is Condition. No representation, warranty or statement made by Seller in this Agreement, or in any document furnished or to be furnished to Buyer pursuant to this Agreement, contains or will contain any untrue statement of a material fact, or omits or will omit to state any material fact necessary to make the statements contained herein or therein not misleading. Subject to the preceding sentence, the Purchased Assets are and will be conveyed in their respective "as is" condition at time of Closing.

                                   Article V
                     REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Seller as follows:

         5.1 Organization and Good Standing. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

         5.2 Authority; Enforceability. Buyer has all requisite power and authority to execute, deliver and perform this Agreement and transactions contemplated hereby. The execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, have been duly and validly authorized by all necessary action on the part of Buyer. This Agreement has been duly executed and delivered by Buyer and constitutes a valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms.

         5.3 No Conflict or Breach. The execution, delivery and performance of this Agreement do not and will not

         (a) conflict with or constitute a violation of the Articles of Incorporation or By-Laws of Buyer, or

         (b) conflict with or constitute a violation of any law, statute, judgment, order, decree or regulation of any legislative body, court, administrative agency, governmental authority or arbitrator applicable to or relating to Buyer, or

         (c) conflict with, constitute a default under, result in a breach or acceleration of or require notice to or the consent of any third party under any contract, agreement, commitment, mortgage, note, license or other instrument or obligation to which Buyer is party or by which it is bound.

         5.4 Governmental Consents and Approvals. The execution, delivery and performance of this Agreement by Buyer do not and will not require any consent, approval, authorization or other order of, action by, filing with or notification to any governmental authority except the requirements of the HSR Act.

         5.5 Litigation. There are no Claims pending, or to the knowledge of Buyer threatened, against Buyer or its operations that may affect this Agreement or the transactions contemplated hereby.

         5.6 Brokers. No finder, broker, agent or other intermediary has acted for or on behalf of Buyer in connection with the negotiation or consummation of this Agreement, and there are no claims for any brokerage commission, finder's fee or similar payment due from Buyer.

         5.7 Disclosure. No representation, warranty or statement made by Buyer in this Agreement, or in any document furnished or to be furnished to Seller pursuant to this Agreement, contains or will contain any untrue statement of a material fact, or omits or will omit to state any material fact necessary to make the statements contained herein or therein not misleading.

                                   Article VI
                               COVENANTS OF SELLER

Seller covenants and agrees with Buyer as follows:

6.1 Conduct of Business. Between the date of this Agreement and the Closing, Seller shall except as otherwise specifically consented to in writing by Buyer:

         (a) Subject to the Owners Agreement, conduct its operations in the normal and customary manner in the ordinary course of business;

         (b) Promptly advise Buyer of the occurrence of any event or circumstance which affects the consummation of the transactions contemplated by this Agreement or which, if in existence on the date of this Agreement, would have been required to have been disclosed in a Schedule to this Agreement;

         (c) Not create or permit to exist any Lien with respect to any of the Purchased Assets; and

         (d) Not sell or dispose of any Purchased Assets, except in the ordinary course of business.

         6.2 Access and Information. Seller will permit Buyer and its counsel, accountants and other representatives full access during normal business hours to all the properties, assets, books, records, agreements and other documents of Seller. Seller will furnish to Buyer and its representatives all information concerning the Purchased Assets as Buyer may reasonably request.

         6.3 No Other Solicitations. Until the earlier of the Closing Date or the termination of this Agreement, Seller and its directors, officers, management and representatives will not solicit or encourage any offer, proposal or inquiry from, or engage in any discussions or negotiations with, any person regarding the sale or other acquisition of the Purchased Assets. Seller will notify Buyer promptly of the receipt of any offer, proposal or inquiry from any person regarding the sale or other acquisition of the Purchased Assets.

                                   Article VII
                                MUTUAL COVENANTS
                             AND COVENANTS OF BUYER

Each of Buyer and Seller covenants and agrees with the other as follows:

         7.1 Best Efforts. Each of Buyer and Seller shall use its best efforts to make or obtain as promptly as possible all consents, approvals, authorizations, registrations and filings with all federal, state or local judicial or governmental authorities or administrative agencies as are required in connection with the consummation of the transactions contemplated by this Agreement.

         7.2 Confidentiality. In recognition of the confidential nature of certain of the information which will be provided to each party by the other, each of Buyer and Seller agrees to retain in confidence, and to require its directors, officers, employees, consultants, professional representatives and agents (collectively, its "Representatives") to retain in confidence all information transmitted or disclosed to it by the other, and further agrees that it will not use for its own benefit and will not use or disclose to any third party, or permit the use or disclosure to any third party of, any information obtained from or revealed by the other, except that each of Buyer and Seller may disclose the information to those of its Representatives who need the information for the proper performance of their assigned duties with respect to the consummation of the transactions contemplated hereby. In making such information available to its Representatives, each of Buyer and Seller will take any and all precautions necessary to ensure that its Representatives use the information only as permitted hereby. Notwithstanding anything to the contrary in the foregoing provisions, such information may be disclosed (a) where it is necessary to any regulatory authorities or governmental agencies, (b) if it is required by court order or decree or applicable law, (c) if it is ascertainable or obtained from public or published information, (d) if it is received from a third party not known to the recipient to be under an obligation to keep such information confidential, or (e) if the recipient can demonstrate that such information was in its possession prior to disclosure thereof in connection with this Agreement. If either party is required to make disclosure of any such information by operation of law, such disclosing party will give the other party prior notice of the making of such disclosure and will use all reasonable efforts to afford such other party an opportunity to contest the making of such disclosure. In the event that the Closing does not occur, each of Buyer and Seller will immediately deliver, or cause to be delivered, to the other (without retaining any copies thereof) any and all documents, statements or other written information obtained from the other that contain confidential information.


         7.3 New Guarantees; Releases. Buyer shall, at Closing if necessary, issue, or cause an Affiliate to issue, substitute guarantees to replace any guarantees from Seller and/or its Affiliates then outstanding in connection with the Owners Agreement and, in addition, after the Closing Buyer shall use its best efforts to obtain a release of Seller and its Affiliates from any of the beneficiaries under the aforementioned guarantees. A guarantee of an Affiliate shall be issued if that is necessary or appropriate to obtain the releases for Seller and its Affiliates.

                                  Article VIII
                   CONDITIONS PRECEDENT TO BUYER'S OBLIGATIONS

The obligations of Buyer to consummate the transactions contemplated by this Agreement are subject to the satisfaction of the following conditions on or before the Closing Date, unless specifically waived in writing by Buyer prior to the Closing Date:

         8.1 Representations and Warranties. The representations and warranties of Seller contained in this Agreement shall have been true and correct on the date of this Agreement and shall be true and correct on the Closing Date as though made on and as of the Closing Date.

         8.2 Compliance with Covenants. Seller shall have duly performed and complied with all covenants, agreements and obligations required by this Agreement to be performed or complied with by it on or prior to the Closing.

         8.3 Absence of Litigation. No action or proceeding shall be pending by or before any court or other governmental body or agency seeking to restrain, prohibit or invalidate the transactions contemplated by this Agreement or which would adversely affect the right of Buyer to own, operate or control the Purchased Assets after the Closing Date.

         8.4 HSR Filing/Clearance. All filings required under the HSR Act in connection with the transactions contemplated by this Agreement shall have been made and the waiting periods under the HSR Act shall have expired or have been waived.

         8.5 Alumina Supply Agreement. The Alumina Supply Agreement shall have been assigned to Buyer.

                                   Article IX
                  CONDITIONS PRECEDENT TO SELLER'S OBLIGATIONS

The obligations of Seller to consummate the transaction contemplated by this Agreement are subject to the satisfaction of each of the following conditions on or before the Closing Date, unless specifically waived in writing by Seller prior to the Closing:


         9.1 Representations and Warranties. The representations and warranties of Buyer contained in this Agreement shall have been true and correct on the date of this Agreement, and shall be true and correct on the Closing Date as though made on and as of the Closing Date.

         9.2 Compliance with Covenants. Buyer shall have duly performed and complied with all covenants, agreements and obligations required by this Agreement to be performed or complied with by it on or prior to the Closing.

         9.3 Absence of Litigation. No action or proceeding shall be pending by or before any court or other governmental body or agency seeking to restrain, prohibit or invalidate the transactions contemplated by this Agreement.

         9.4 HSR Filing/Clearance. All filings required under the HSR Act in connection with the transactions contemplated by this Agreement shall have been made and the waiting periods under the HSR Act shall have expired or have been waived.

                                   Article X
                                     CLOSING

         10.1 Closing. The closing of the sale of the Purchased Assets (the "Closing") shall take place at the offices of Dolgenos Newman & Cronin LLP, 96 Spring Street, 8th Floor, New York, New York, or such other place as may be mutually agreed upon by the parties hereto, immediately after the execution and delivery of this Agreement. The date of the Closing is referred to as the "Closing Date." For the purposes of passage of title and risk of loss, and other economic or financial effects of the transactions contemplated hereby, the Closing when completed shall be deemed to have occurred at 00:01 AM, local time, on April 1, 2000 (the "Effective Time").


         10.2 Deliveries by Seller. At the Closing, Seller shall deliver or cause to be delivered to Buyer the following:

         (a) A certificate of the President, Vice President or Authorized Person of Seller confirming the satisfaction of the conditions set forth in Sections 8.1 and 8.2 hereof as to representations, warranties and covenants of Seller.


         (b) A copy of all corporate resolutions authorizing the execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated herein, accompanied by the certification of the Secretary of Seller to the effect that such resolutions are in full force and effect and have not been amended, modified or rescinded.


         (c) A good standing certificate from the Secretary of State of Delaware.

         (d) The Assignment of the Alumina Supply Agreement.


         (e) Deed, Bills of Sale and Assignment and such other instruments of transfer as Buyer may request to convey and vest in Buyer all of Seller's right, title and interest in and to all of the remaining Purchased Assets, free and clear of all Liens.


         10.3 Deliveries by Buyer. At the Closing, Buyer will deliver or cause to be delivered to Seller the following:

         (a) A certificate of the Vice President of Buyer confirming the satisfaction of the conditions set forth in Sections 9.1 and 9.2 as to representations, warranties and covenants of Buyer.


         (b) A copy of all corporate resolutions authorizing the execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated herein, accompanied by the certification of the Secretary of Buyer to the effect that such resolutions are in full force and effect and have not been amended, modified or rescinded.

         (c) An Instrument of Assumption of the liabilities to be assumed by Buyer pursuant to Section 2.4(b).


         (d) The Purchase Price, evidenced by a wire transfer of immediately available funds.


         (e) A copy of each new guarantee issued by Buyer or Affiliate, as the case may be, if necessary at Closing, pursuant to Section 7.3.



         10.4 Transfer Costs. Seller and Buyer shall be equally liable for and each shall pay one-half of (a) any fees and disbursements of South Carolina counsel in connection with the transfer of the Purchased Assets and (b) all property transfer taxes, including, without limitation, conveyance, sales, use and stamp taxes and any recording, registration, and other fees, which become payable in connection with the Closing of the transactions contemplated by this Agreement (but expressly excluding property taxes applicable to ownership of the Purchased Assets after the Closing). Seller, after the review and consent by Buyer, shall file such applications and documents as shall permit any such tax to be assessed and paid on or prior to the Closing Date in accordance with any available pre-sale filing procedure. Buyer shall execute and deliver all instruments and certificates necessary to enable Seller to comply with the foregoing. Buyer shall complete and execute a resale or other exemption certificate with respect to the inventory items sold hereunder, and shall provide Seller with an executed copy thereof.



         10.5 Further Assurances. Seller will, at any time on or after the Closing Date, take any and all steps reasonably requested by Buyer to confirm title to Buyer of the Purchased Assets, and will do, execute, acknowledge and deliver all such further acts, deeds, conveyances, powers of attorney and assurances as may be required for the more effective transfer to Buyer, or its successors or assigns, of any of the Purchased Assets.

                                   Article XI
                                 INDEMNIFICATION


         11.1 Indemnification by Seller. Seller will indemnify, defend and hold harmless Buyer and its officers, directors and Affiliates from, against, and with respect to any and all action or cause of action, loss, damage, claim, obligation, liability, penalty, fine, cost and expense (including, without limitation, reasonable attorneys' and consultants' fees and costs and expenses incurred in investigating, preparing, defending against or prosecuting any litigation, claim, proceeding, demand or request for action by any governmental or administrative entity), of any kind or character (a "Loss") arising out of or in connection with any of the following:

         (a) any breach of any of the representations or warranties of Seller contained in or made pursuant to this Agreement;

         (b) any failure by Seller to perform or observe, or to have performed or observed, in full, any covenant, agreement or condition to be performed or observed by it pursuant to this Agreement; and


         (c) any and all liabilities and obligations of Seller, of any kind or nature whatsoever, whether accrued, absolute, contingent or otherwise, known or unknown, including the Excluded Liabilities, except for (i) liabilities and obligations arising on or after the Closing from the Purchased Assets and (ii) Assumed Liabilities.

         The term "Affiliate" means, with respect to any specified person, any other person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified person.


         11.2 Indemnification by Buyer. Buyer will indemnify, defend and hold harmless Seller and its officers, directors, and Affiliates from, against and with respect to any Loss arising out of or in connection with any of the following:

         (a) any breach of any of the representations and warranties of Buyer contained in or made pursuant to this Agreement;

         (b) any failure by Buyer to perform or observe, or to have performed or observed, in full, any covenant, agreement or condition to be performed or observed by it pursuant to this Agreement;

         (c) all liabilities and obligations arising from the Purchased Assets on or after the Closing Date, and all other liabilities and obligations expressly assumed by Buyer under Section 2.4(b), and instruments of assumption to be delivered at the Closing;

         (d) any claims by any beneficiary under any guarantees provided by Seller or an Affiliate in connection with the Owners Agreement;


         (e) Buyer's ownership and operation of the Purchased Assets on and after the Closing Date; and


         (f) any and all claims made after the tenth anniversary of the Closing Date based upon or related to any environmental liability regardless of when such liability arose, whether before or after the Closing.


         11.3 Indemnification Threshold. Neither party will be entitled to indemnification under Article XI hereof until such party has sustained aggregate Losses hereunder in excess of Five Hundred Thousand US Dollars (US$500,000.00) (the "Threshold"). If either party suffers indemnifiable Losses in excess of the Threshold, such party will be entitled to indemnification hereunder with respect to the aggregate amount of all such indemnifiable Losses and not merely the amount in excess of the Threshold. Notwithstanding the foregoing, the Threshold shall not apply to Losses incurred in connection with breaches of Section 4.7.


         11.4 Time Limits on Indemnification. Neither party will have liability to the other party for indemnification under Article XI hereof unless notice of the Loss is given by the Indemnified Party to the Indemnifying Party within one
(1) year of the Closing Date, provided, however, (x) that with respect to Losses arising from a breach of Section 4.12, such notice may be given within three months after the expiration of the applicable statute of limitations period, and
(y) that the respective indemnity obligations of the parties to the other with respect to claims made under or in connection with either Environmental Laws or a breach of Section 4.7 continues.



         11.5 Notice of Third Party Claim. (a) A party that may be entitled to be indemnified pursuant to Section 11.1 or 11.2 (the "Indemnified Party") shall promptly notify the other party (the "Indemnifying Party") in writing within 15 days of notice thereof of any pending or threatened claim or demand asserted by a third party which the Indemnified Party has determined has given or could give rise to a right of indemnification under this Agreement ("Third Party Claims") against the Indemnified Party, describing in reasonable detail the facts and circumstances with respect to the subject matter of such claim or demand; provided, however, that the failure to provide such notice shall not release the Indemnifying Party from any of its obligations under this Article XI except to the extent the Indemnifying Party is materially prejudiced by such failure. Subject to the Indemnifying Party's right to defend in good faith

Third Party Claims as hereinafter provided, the Indemnifying Party shall satisfy or contest its obligations under this Article XI within 15 days after the receipt of written notice thereof from the Indemnified Party.


         (b) If the Indemnifying Party acknowledges in writing its obligation to indemnify the Indemnified Party hereunder against any Losses that may result from a Third Party Claim, then the Indemnifying Party shall be entitled to assume and control the defense of such Third Party Claim at its expense and through counsel of its choice if it gives notice of its intention to do so to the Indemnified Party within 15 days of the receipt of such notice from the Indemnified Party; provided, however, that the Indemnified Party may participate in such defense and retain separate counsel at its own cost and expense, without prejudice to the rights of the parties to control the defense of their respective interests. In the event the Indemnifying Party exercises the right to undertake any such defense against any such Third Party Claim as provided above, the Indemnified Party shall cooperate with the Indemnifying Party in such defense and make available to the Indemnifying Party, at the Indemnifying Party's expense, all witnesses, pertinent records, materials and information in the Indemnified Party's possession or under the Indemnified Party's control relating thereto as is reasonably required by the Indemnifying Party. Similarly, in the event the Indemnified Party is, directly or indirectly, conducting the defense against any such Third Party Claim, the Indemnifying Party shall cooperate with the Indemnified Party in such defense and make available to the Indemnified Party, at the Indemnifying Party's expense, all such witnesses, records, materials and information in the Indemnifying Party's possession or under the Indemnifying Party's control relating thereto as is reasonably required by the Indemnified Party. No such Third Party Claim may be settled by the Indemnifying Party without the written consent of the Indemnified Party (which consent shall not be unreasonably withheld).

         11.6 Claims between Buyer and Seller. Buyer and Seller shall attempt to resolve between themselves any claims for indemnification hereunder not a result of a Third Party Claim. The notification provisions of Section 11.5 shall also apply to claims between Buyer and Seller. Any disputes not resolved within 90 days of notice shall be settled by arbitration administered by the American Arbitration Association in New York City under its Commercial Arbitration Rules. The panel of arbitrators shall consist of three arbitrators. Each party shall select one arbitrator and the two selected arbitrators shall select a third to complete the panel. Judgment on the award rendered by the arbitrators may be entered in any court having jurisdiction thereof. The determination of the arbitrators shall be final and binding on the parties.


         11.7 Dollar Limit on Indemnification by Seller. Notwithstanding anything to the contrary contained in this Agreement, the maximum amount of indemnifiable Losses which may be recovered from Seller arising out of or resulting from the causes enumerated in Section 11.1(a)(with the exception of any Losses relating to or arising from the breach of any representation or warranty contained in Sections 4.1, 4.2, 4.3 and 4.7 and with the exception of Losses relating to or arising from the Excluded Liabilities set forth in Section 2.4(a)) shall be an amount equal to Ten Million US Dollars (US$10,000,000.00).

         11.8 Exclusive Remedies. Except as provided in Section 13.14 hereof (specific performance or injunctive relief to the extent available) and except for remedies based on fraud or any breach of obligations under Section 3.3, or any side letters delivered simultaneously with this Agreement, the parties hereto acknowledge and agree that following the Closing the indemnification provisions of this Article XI shall be the sole and exclusive remedies of, on the one hand, Seller against Buyer, and on the other hand, Buyer against Seller, for any breach of the representations, warranties, covenants or agreements.

                                   Article XII
                                   TERMINATION


12.1 Termination. This Agreement may be terminated at any time prior to the
Closing:


         (a) By the mutual written consent of Seller and Buyer;


         (b) By Seller (if Seller is not then in breach of any term of this Agreement), if Buyer (i) fails to perform in any material respect its agreements contained herein required to be performed on or prior to the Closing Date, or (ii) materially breaches any of its representations or warranties contained herein, which failure or breach is not cured within ten days after Seller has notified Buyer of its intent to terminate this Agreement pursuant to this subparagraph;


         (c) By Buyer (if Buyer is not then in breach of any term of this Agreement), if Seller (i) fails to perform in any material respect its agreements contained herein required to be performed on or prior to the Closing Date, or (ii) materially breaches any of its representations or warranties contained herein , which failure or breach is not cured within ten days after Buyer has notified Seller of its intent to terminate this Agreement pursuant to this subparagraph;


         (d) By either Seller or Buyer, if there is any order, writ, injunction or decree of any court or governmental or regulatory agency binding on Seller or Buyer which prohibits or restrains Seller or Buyer from consummating the transactions contemplated hereby.


         12.2 Effect on Obligations. Termination of this Agreement pursuant to this Article shall terminate all obligation of the parties hereunder, except for the obligations under Sections 13.4 (with respect to expenses), 13.5 (with respect to publicity) and 7.2 (with respect to confidentiality); provided, however, that termination pursuant to subparagraphs (b) or (c) of Section 12.1 will not relieve the defaulting or breaching party from any liability to the other party hereto. In the event of termination under subsection (c), Buyer will have the rights and remedies with respect to specific performance as set forth in Section 13.14 hereof, in addition to any other remedies that may be available at law or in equity.

                                  Article XIII
                                  MISCELLANEOUS



         13.1 Intentionally Omitted.


         13.2 Bulk Sales. The parties agree to waive the requirements, if any, of all applicable bulk sales laws.

         13.3 Tax Filings. Each of the parties acknowledges its understanding of the requirement under Section 1060 of the Code for the filing by each of Form 8594 for their respective tax years in which the Closing occurs. Each of Seller and Buyer agrees to allocate the Purchase Price among the Purchased Assets in accordance with Exhibit A.

         13.4 Expenses. Except as provided in Section 10.4 (Transfer Costs), all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expense, whether or not the sale of the Purchased Assets is consummated.

         13.5 Publicity. Except as may be required by law or stock exchange rules, no party to this Agreement shall make, or cause to be made, any press release or public announcement in respect of this Agreement or the transactions contemplated hereby or otherwise communicate with any news media without the prior written consent of the other parties, and the parties shall cooperate as to the timing and contents of any such press release or public announcement. Notwithstanding the foregoing, where an announcement is required by law or stock exchange rules, the party required to make such an announcement shall notify the other parties of such requirement (and provide a copy of such announcement to the other parties) as soon as practicable in advance of such announcement and, to the extent practical, take the views of the other parties in respect of such announcement into account prior to making such announcement.


         13.6 Best Efforts. Each party hereto agrees to use its best efforts to satisfy the conditions to the Closing set forth in this Agreement and otherwise to consummate the transactions contemplated by this Agreement.


         13.7 Notices. All notices, demands and other communications made hereunder will be in writing and shall be given either by personal delivery, by nationally recognized overnight courier (with charges prepaid) or by telecopy (with telephone confirmation), and will be deemed to have been given or made when personally delivered, the day following the date deposited with such overnight courier service or when transmitted to telecopy machine and confirmed by telephone, addressed to the respective parties at the following addresses (or such other address for a party as shall be specified by like notice):

If to Seller:

Xstrata Aluminum Corporation
c/o Xstrata AG
Bahnhofstrasse 2
P.O. Box 102
CH-6301 Zug

Switzerland
Tel.: + + 41 41 726 60 70
Fax: + + 41 41 726 60 89
     Attention: Chief Executive Officer

With a copy to:

Dolgenos Newman & Cronin LLP
96 Spring Street
New York, New York 10012
USA
Tel.:(212) 925-2800
Fax: (212) 925-0690
         Attention: Eugene M. Cronin, Esq.

If to Buyer:

Berkeley Aluminum, Inc.
c/o Century Aluminum Company
2511 Garden Road
Building A, Suite 200
Monterey, California 93490
Telecopy:  (831) 642-9328
         Attention:  General Counsel and
         Chief Administrative Officer

                  with a copy to:

Curtis, Mallet-Prevost, Colt & Mosle LLP
101 Park Avenue
New York, NY  10178-0061
Telecopy:  (212) 697-1559
         Attention:   Roman A. Bninski, Esq.


         13.8 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, applicable to contracts executed in and to be performed entirely within that state. All actions and proceedings arising out of or relating to this Agreement shall be heard and determined in any New York state or federal court sitting in the City of New York.


         13.9 Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.


         13.10 Assignment. This Agreement will be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither this Agreement nor any of the rights, interest or obligations hereunder may be assigned by any of the parties hereto without the prior written consent of all other parties hereto, and any purported assignment without such consent shall be void.

         13.11 Third Party Beneficiaries. None of the provisions of this Agreement or any document contemplated hereby is intended to grant any right or benefit to any person or entity which is not a party to this Agreement.


         13.12 Headings. The Article and Section headings contained in this Agreement are solely for the purpose of reference, are not part of this Agreement and shall not in any way affect the meaning or interpretation of this Agreement.

         13.13 Amendments. Any waiver, amendment, modification or supplement of or to any term or condition of this Agreement will be effective only if in writing and signed by all parties hereto and the parties hereto waive the right to amend the provisions of this Section orally.

         13.14 Specific Performance. Seller acknowledges that the Purchased Assets are unique and that if Seller fails to consummate the transactions contemplated by this Agreement such failure will cause irreparable harm to Buyer for which there will be no adequate remedy at law. Buyer shall be entitled, in addition to its other remedies pursuant to Article XI hereof, to specific performance of this Agreement if Seller will, without cause, refuse to consummate the transactions contemplated by this Agreement.

         13.15 Access to Records. After the Closing, each of Buyer and Seller will permit the other and its counsel, accountants and other representatives reasonable access at such times as Buyer and Seller may agree to records for accounting, financial, and tax purposes.

         13.16 Severability. In the event that any provision in this Agreement shall be determined to be invalid, illegal or unenforceable in any respect, the remaining provisions of this Agreement will not be in any way impaired, and the illegal, invalid or unenforceable provision shall be fully severed from this Agreement and there will be automatically added in lieu thereof a provision as similar in terms and intent to such severed provision as may be legal, valid and enforceable.


         13.17 Entire Agreement. This Agreement and the Schedules and Exhibits hereto constitute the entire contract between the parties hereto pertaining to the subject matter hereof, and supersede all prior and contemporaneous agreements and understandings between the parties with respect to such subject matter (including, without limitation, the letter of intent dated February 4, 2000 between Xstrata AG, an Affiliate of Seller, and Century Aluminum Company, an Affiliate of Buyer) except that certain letter dated April 7, 2000 from Century Aluminum Company to Xstrata AG concerning insurance proceeds and that certain letter dated April 7, 2000 from Xstrata AG to Century Aluminum Company concerning certain post-closing adjustment.

                             SEPARATE SIGNATURE PAGE
                          FOR ASSET PURCHASE AGREEMENT
                                     BETWEEN
                          XSTRATA ALUMINUM CORPORATION
                                       AND
                             BERKELEY ALUMINUM, INC.
                                   DATED AS OF
                                 MARCH 31, 2000


IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be signed by its duly authorized officer as of the date first above written.


                          XSTRATA ALUMINUM CORPORATION

                          By: ________________________________

                          Title:_______________________________




                          BERKELEY ALUMINUM, INC.

                          By: ________________________________

                          Title:_______________________________

                                                                    Schedule 3.3

REFERENCE WORKING CAPITAL STATEMENT AS OF 12/31/99


PREPAIDS                                                  -

TRADE PAYABLES                                   (4,146,291.45)

ALUMINA INVENTORY                                 4,764,948.07

ACCRUED LIABILITIES                                (315,643.75)

TRADE RECEIVABLES                                 7,434,623.73

                               TOTAL:            $7,737,636.60

                                                                       EXHIBIT A

ALLOCATION OF PURCHASE PRICE

                  With respect to Buyer's acquisition of the Purchased Assets, within sixty (60) calendar days following the Closing Date, the Buyer shall deliver to Seller a schedule (the "Allocation Schedule") allocating the purchase price among the Purchased Assets. If Seller in good faith determines that there is a reasonable basis that any of the allocations or computations reflected on the Allocation Schedule are materially incorrect, Seller and Buyer will attempt in good faith to promptly agree on a revised Allocation Schedule. If the parties cannot resolve any such dispute within thirty (30) business days of the delivery by Seller of the Allocation Schedule to Buyer, the items remaining in dispute shall be submitted to an Accountant. If the Accountant determines that the items remaining in dispute are not materially incorrect, then Seller and Buyer shall be bound by the allocation prepared by Buyer. If the Accountant determines that one or more items remaining in dispute are materially incorrect, then Seller and Buyer shall be bound by the allocation of such items as determined by the Accounting Firm. The Accountant shall make any such determination within thirty
(30) business days after submission of the remaining disputed items.